Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Burger King Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-138160 and No. 333-144592) on Form S-8 of Burger King Holdings, Inc. of our reports dated August 26, 2010, with respect to the consolidated balance sheets of Burger King Holdings, Inc. as of June 30, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2010, and the effectiveness of internal control over financial reporting as of June 30, 2010, which reports appear in the June 30, 2010 annual report on Form 10-K of Burger King Holdings, Inc.

/s/  KPMG LLP

Miami, Florida
August 26, 2010
Certified Public Accountants